AMENDMENT TO RIGHTS AGREEMENT


         THIS AMENDMENT TO THE RIGHTS AGREEMENT, effective as of June 28, 1999 (this "Amendment"), by and between Nalco Chemical Company, a Delaware corporation (the "Company"), and First Chicago Trust Company (the "Rights Agent"), at the Company's direction. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Rights Agreement (as defined below).

         WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of June 20, 1996 (the "Rights Agreement"), setting forth the terms of the Rights;

         WHEREAS, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement pursuant to the provisions of Section 27 of the Rights Agreement;

         WHEREAS, the Board of Directors of the Company (the "Board of Directors"), on June 27, 1999, resolved that it is advisable and in the best interests of its stockholders for Parent (as defined below) to acquire all of the outstanding shares of capital stock of the Company; and

         WHEREAS, the Board of Directors further resolved to approve this Amendment which provides, among other things, that Parent, Purchaser (as defined below) and their Affiliates are exempt from the definition of Acquiring Person, that the Merger Agreement (as defined below) and the transactions contemplated thereby shall not constitute a Distribution Date, an event described in Section 11(a)(ii) of the Rights Agreement, an event described in Section 13(a) of the Rights Agreement, a Shares Acquisition Date or a Triggering Event and that no Rights shall be exercisable pursuant to the Rights Agreement;

         NOW THEREFORE, in consideration of the premises and mutual agreement contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

         1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

         (a) The definition of "Acquiring Person" in Section 1 is amended by inserting the following sentence at the end of such definition:

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         "Notwithstanding anything in this Agreement to the contrary, none of
         Suez Lyonnaise des Eaux, a societe anonyme organized under the laws of the Republic of France ("Parent"), H2O Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), or their Affiliates, either individually or as a group, shall become an Acquiring Person by reason of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of June 27, 1999, by and among Parent, Purchaser and the Company (the "Merger Agreement"), the consummation of the transactions contemplated thereby or any announcement of the same."

         (b) A new Section 35 is added to read in its entirety as follows:

         "Section 35. Merger with Purchaser.

              35. Notwithstanding anything in this Agreement to the contrary, none of Parent, Purchaser or their Affiliates, either individually or as a group, shall be considered an Acquiring Person, and no Distribution Date, no event described in Section 11(a)(ii), no event described in Section 13(a), no Shares Acquisition Date and no Triggering Event shall occur and no Rights shall be exercisable pursuant to Section 7 or any other provision of this Agreement, by reason of the approval, execution or delivery of the Merger Agreement, the consummation of the transactions contemplated thereby or any announcement of the same."

         2. This Amendment to the Rights Agreement may be executed in two or more counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

         3. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified and confirmed. In executing and delivering this Amendment to the Rights Agreement, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed and attested, as of the date first written above.


ATTEST:                                 NALCO CHEMICAL COMPANY



      /s/ S. J. Gioimo                  By:   /s/ E. J. Mooney
------------------------------             -------------------------------------
Name: S. J. Gioimo                      Name: E. J. Mooney
Title: Corporate Secretary              Title: Chairman & CEO


ATTEST:                                 FIRST CHICAGO TRUST COMPANY
                                        as Rights Agent


    /s/ Angela M. Robson                By:   /s/ T. Marshall
------------------------------             -------------------------------------
Name: Angela M. Robson                  Name: T. Marshall
Title: Administrator                    Title: Assistant Vice President